Exhibit 99.1

News Release

FirstEnergy Corp.
76 South Main Street
Akron, Ohio  44308
www.firstenergycorp.com

News Media Contact:	Investor Contact:
Ellen Raines	Ron Seeholzer
(330) 384-5808	(330) 384-5783

FIRSTENERGY SUBSIDIARY CLOSES SALE AND LEASEBACK
TRANSACTION INVOLVING BRUCE MANSFIELD UNIT 1

Akron, OH – FirstEnergy Corp. (NYSE: FE) announced today that its subsidiary, FirstEnergy Generation Corp., completed a $1.3 billion sale and leaseback transaction for its 779-megawatt portion of the Bruce Mansfield Plant Unit 1 on July 13, 2007.  The terms of the agreement, reached with AIG Financial Products Corp. and Union Bank of California, N.A., provide for a 33-year lease of the unit.

“We are entering into this agreement from a position of financial strength, recognizing the transaction provides an excellent opportunity to utilize the value of our key assets to fund projects that continue to enhance our bottom line,” said FirstEnergy Chief Financial Officer Richard Marsh.  “A sale and leaseback is an efficient way to generate cash and will have no effect on the plant’s operation.”

FirstEnergy will use the net, after-tax proceeds of approximately $1.2 billion to repay short-term debt that was used to fund its recent $900 million share repurchase program and $300 million pension contribution.  FirstEnergy Generation Corp. will continue to operate the plant.

FirstEnergy’s Ohio subsidiaries have existing sale and leaseback arrangements for the remaining 51-megawatt portion of Bruce Mansfield Unit 1.

FirstEnergy is a diversified energy company headquartered in Akron, Ohio.  Its subsidiaries and affiliates are involved in the generation, transmission and distribution of electricity, as well as energy management and other energy-related services.  Its seven electric utility operating companies comprise the nation’s fifth largest investor-owned electric system, based on 4.5 million customers served within a 36,100-square-mile area of Ohio, Pennsylvania and New Jersey; and its generation subsidiaries control more than 14,000 megawatts of capacity.

Forward-Looking Statements:This news release includes forward-looking statements based on information currently available to management. Such statements are subject to certain risks and uncertainties. These statements typically contain, but are not limited to, the terms “anticipate,” “potential,” “expect,” “believe,” “estimate” and similar words. Actual results may differ materially due to the speed and nature of increased competition and deregulation in the electric utility industry, economic or weather conditions affecting future sales and margins, changes in markets for energy services, changing energy and commodity market prices, replacement power costs being higher than anticipated or inadequately hedged, the continued ability of FirstEnergy’s regulated utilities to collect transition and other charges or to recover increased transmission costs, maintenance costs being higher than anticipated, legislative and regulatory changes (including revised environmental requirements), and the legal and regulatory changes resulting from the implementation of the Energy Policy Act of 2005 (including, but not limited to, the repeal of the Public Utility Holding Company Act of 1935), the uncertainty of the timing and amounts of the capital expenditures needed to, among other things, implement the Air Quality Compliance Plan (including that such amounts could be higher than anticipated) or levels of emission reductions related to the Consent Decree resolving the New Source Review litigation, adverse regulatory or legal decisions and outcomes (including, but not limited to, the revocation of necessary licenses or operating permits and oversight) by the NRC (including, but not limited to, the Demand For Information issued to FENOC on May 14, 2007) and the various state public utility commissions as disclosed in our SEC filings, the timing and outcome of various proceedings before the PUCO (including, but not limited to, the Distribution Rate Cases and the generation supply plan filing for the Ohio Companies and the successful resolution of the issues remanded to the PUCO by the Ohio Supreme Court regarding the Rate Stabilization Plan) and the PPUC (including the transition rate plan filings for Met-Ed and Penelec and the Pennsylvania Power Company Default Service Plan filing), the continuing availability and operation of generating units, the ability of generating units to continue to operate at, or near full capacity, the inability to accomplish or realize anticipated benefits from strategic goals (including employee workforce initiatives), the anticipated benefits from voluntary pension plan contributions, the ability to improve electric commodity margins and to experience growth in the distribution business, the ability to access the public securities and other capital markets and the cost of such capital, the outcome, cost and other effects of present and potential legal and administrative proceedings and claims related to the August 14, 2003 regional power outage, any final adjustment in the purchase price per share under the accelerated share repurchase program announced March 2, 2007, the risks and other factors discussed from time to time in our SEC filings, and other similar factors.  We expressly disclaim any current intention to update any forward-looking statements contained herein as a result of new information, future events, or otherwise.

(071607)